Exhibit 10.9

                                                                         Summary
                                                                         -------



Comprehensive Credit Facilities Agreement by and between Shenzhen BAK Battery Co., Ltd.and Development Bank dated as of April 7, 2005.

Main contents
>>   Contract number: Shenfa Longgang zongzi NO.20050407001.
>> Contract term: from April 30th, 2005 to April 30th, 2006, and the amount of credit to be extended by Development Bank is RMB 150 million.
>> Remedies in the event of breach of contract: include adjustment of the credit amount, suspension of credit, imposition of punitive interest and overdue interest, an increase of guarantee deposit and the call back of loan principal and interest before maturity
>>   Additional terms:
     |X| All unsettled credit facilities under the Credit Facility Agreement with the contract number of Shenfa Longgang Zongzi No.200403055 shall be under the consolidated management of credit facilities under Comprehensive Agreement 1.
     |X| Credit facilities under Comprehensive Agreement 1 can be used for working capital;
>> The Company should submit its financial statement to the bank monthly. If the asset liability ratio of the company exceeds 70%, the sales revenue or net asset of the Company declines by 10% when compared with the same period of the previous year, Development Bank is entitled to deem the credit facilities matured before expiration of their term.

Terms that have been omitted: mode of the comprehensive credit; the use of the comprehensive credit; the guarantee of the comprehensive credit; expense and fees for the comprehensive credit; undertakings and representations of the lender; special covenant in respect of group client credit and affiliated transaction; applicable law and dispute settlement; effectiveness; validity; and miscellaneous.